Contacts:	Lippert/Heilshorn & Associates, Inc.	PhotoMedex, Inc.
	Kim Sutton Golodetz (investors)	Dennis McGrath, CFO
	212-838-3777	215-619-3287
	Kgolodetz@lhai.com	info@photomedex.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com

PHOTOMEDEX TO ACQUIRE PHOTO THERAPEUTICS, EXPAND GLOBAL DERMATOLOGY PRESENCE

ANNOUNCES $25 MILLION SECURITIES PURCHASE AGREEMENT WITH PERSEUS, L.L.C.

MONTGOMERYVILLE, PA (August 4, 2008) - PhotoMedex, Inc. (Nasdaq: PHMD), a leader in the development of proprietary excimer laser and fiber optic systems as well as other products for dermatological applications, today announced the signing of a definitive purchase agreement to acquire Photo Therapeutics Limited for $13 million in cash at closing, and up to an additional $7 million in cash if certain gross profit milestones are met by Photo Therapeutics between July 1, 2008 and June 30, 2009, subject to customary adjustments. The acquisition will be funded through a convertible debt investment of up to $25 million (with associated warrants) by an investment fund managed by Perseus, L.L.C.

The proposed acquisition and investment are subject to customary closing conditions, including approval by the stockholders of Photo Therapeutics of the proposed acquisition and approval by the stockholders of PhotoMedex of the proposed investment by Perseus, L.L.C. and a reverse split of the outstanding shares of common stock of PhotoMedex at a ratio as may be agreed between PhotoMedex and Perseus, L.L.C. Certain shareholders of Photo Therapeutics who collectively own approximately 51.5% of Photo Therapeutics’ outstanding shares have agreed to vote all of their shares in favor of the proposed acquisition. Approval by the holders of 75% of the shares of Photo Therapeutics entitled to vote and present in person or by proxy at its shareholder meeting will be required to approve the proposed acquisition. The proposed acquisition and the first tranche of the proposed investment by Perseus, L.L.C. are expected to close concurrently in the fourth quarter of 2008.

Photo Therapeutics is a privately owned developer and provider of non-laser light devices and associated skin care products for the treatment of a range of clinical and aesthetic dermatological conditions including acne, photodamage, skin rejuvenation, psoriasis, post-surgery wound healing and non-melanoma skin cancer. Photo Therapeutics had sales of approximately $4.1 million for the six months ended June 30, 2008 and cash and equivalents of approximately $1.1 million as of June 30, 2008. The company has three primary business segments: Professional Devices, Home Use Devices and Skin Care Consumables. Photo Therapeutics has an installed base of more than 2,600 systems (approximately 65% outside the United States), including the Omnilux and Lumiere product platforms, in physician offices, spas and salons. Photo Therapeutics Limited is incorporated in the U.K. and Photo Therapeutics, Inc., its U.S. subsidiary which will be included in the PhotoMedex acquisition, is incorporated in Delaware.

Jeff O’Donnell, president and CEO of PhotoMedex, commented, “We believe this proposed acquisition will be a transforming event for PhotoMedex and underscore our strong strategic focus on dermatology. We look forward to expanding our presence in the dermatology community by acquiring a company with products and technology highly regarded by our customers and our scientific advisory board. We believe that the combined company will offer even greater value to dermatologists by providing a proven platform for treating a wide range of skin conditions, as well as effective pre- and post-procedure treatment products that generate recurring revenue and an opportunity to improve practice profitability.”

“In addition, we believe this acquisition will leverage our established distribution channels and we expect it to be accretive to earnings beginning in 2009. We are pleased that such a well-regarded investor as Perseus, L.L.C. has shown confidence in PhotoMedex and our ability to build our professional and OTC dermatology business.”

Ray E. Newton III, senior managing director of Perseus, L.L.C., stated, “We are very pleased to be joining forces with PhotoMedex management in the execution of their strategic vision in dermatology. We are enthusiastic about the opportunities that the combination of PhotoMedex and Photo Therapeutics represents. More generally, we believe dermatology is an exciting sector for investors with significant upside, and this acquisition favorably positions PhotoMedex for future success.”

Cowen and Company and William Blair International Limited acted as financial advisors to PhotoMedex and Photo Therapeutics, respectively for this transaction.

About the Convertible Debt and Earnout

The convertible debt investment by Perseus, L.L.C. will be made in two tranches. The first tranche of $18 million will fund the initial payment to Photo Therapeutics and also provide $5 million for working capital and other general corporate purposes. The second tranche will be up to $7 million as a standby commitment to fund any gross profit milestone earnout payments to Photo Therapeutics, if required. Perseus, L.L.C. will have the right to nominate one board director upon closing of the first tranche, and an additional board director if any second tranche notes are issued.

The additional $7 million of purchase price the stockholders of Photo Therapeutics may receive will be earned at the rate of $2.80 for each dollar of gross profit Photo Therapeutics generates in excess of $7.1 million for the period July 1, 2008 through June 30, 2009. To achieve the maximum $7 million payout pursuant to the purchase agreement, Photo Therapeutics will need to achieve approximately $15 million of sales during the earnout period to deliver sufficient gross profit to meet the requirements under the purchase agreement, assuming costs are consistent with past levels.

Among other terms, the convertible notes will mature 5 years after the closing of the first tranche and have an 8% per annum coupon payable semiannually in cash or additional notes, at the option of PhotoMedex. The conversion price of the first tranche notes will initially be $0.73736, representing an amount equal to 115% of the 30-day weighted average market price on the trading day prior to this announcement, and subject to adjustment. The conversion price of the second tranche notes will initially be the lower of 150% of the first tranche conversion price or the 30-day weighted average market price calculated based on the date of the second tranche issuance, subject to adjustment. At the closing of each of the first and second tranches, PhotoMedex also will issue 8-year warrants to Perseus, L.L.C. equal to 30% of the number of shares into which the convertible notes issued at such tranche are convertible. These warrants will have an exercise price equal to the conversion price applicable to the convertibles notes issued in such tranche, subject in each case to adjustment. Perseus, L.L.C. will also receive an additional 327,521 shares of common stock at the first tranche closing as part of its investment, subject to adjustment. The share and price numbers above are expressed prior to giving effect to any reverse stock split.

Conference Call

PhotoMedex will hold a conference call to discuss this announcement and answer questions today beginning at 4:30 p.m. Eastern time.

To participate in the conference call, dial 888-256-9154 (and confirmation code 9676495) approximately 5 to 10 minutes prior to the scheduled start time. If you are unable to participate, a replay of the call will be available from 7:30 p.m. Eastern time Monday, August 4 through 12 midnight Eastern time Monday, August 18, by dialing 888-203-1112 and using confirmation code 9676495.

The live broadcast of this conference call also will be available online by going to www.photomedex.com and clicking on the link to Investor Relations, and at www.streetevents.com. The online replay will be available shortly after the conclusion of the call at those sites.

About PhotoMedex

PhotoMedex offers a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics and other surgical specialties. PhotoMedex is a leader in the development, manufacturing and marketing of medical laser products and services. PhotoMedex also develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte brands include Neova®, Ti-Silc®, VitalCopper®, Simple Solutions® and AquaSanté®.

About Photo Therapeutics

Photo Therapeutics is a developer and provider of non-laser light devices and associated skin care products for the treatment of a range of clinical and aesthetic dermatological conditions. The company operates out of three primary business segments: Professional Devices, Home Use Devices and Skin Care Consumables. The company has a large professional installed base with more than 2,600 systems in physician offices, spas and salons. Photo Therapeutics’ Omnilux and Lumiere product platforms have generated significant brand equity among professionals and end users given their proven efficacy, ease of use and noninvasive, pain-free regimes. The company’s systems treat a wide range of dermatological conditions including acne, photodamage, skin rejuvenation, psoriasis, post-surgery wound healing and non-melanoma skin cancer.

LED technology is based on photo biomodulation and dynamics rather than photo-thermolysis. Photo Therapeutics has recently developed the Omnilux Clear-U and Omnilux New-U, two OTC consumer products addressing the acne and skin rejuvenation markets. The company’s home-use products are designed to deliver the same clinical results as their well established professional products. To augment the effects of the Omnilux OTC product line, Photo Therapeutics provides a diverse line of photoceuticals, which generate incremental recurring revenue per end user. Photo Therapeutics’ LED technology is protected by 18 patents and 20 applications, which the company believes will restrict other parties from developing similar products.

About Perseus, L.L.C.

Perseus, L.L.C. is a merchant bank and private equity fund management company headquartered in Washington, D.C., with an office in New York and an affiliate office in Munich. Since its inception in 1995, Perseus, L.L.C. has invested in numerous buyout and growth equity transactions in the United States, Canada and Western Europe. Perseus, L.L.C. manages seven investment funds with capital commitments totaling approximately $2.0 billion.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on managements’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this release include statements about future financial and operating results of Photo Therapeutics Limited and Photo Therapeutics, Inc. and PhotoMedex, Inc. (“PhotoMedex”), the proposed acquisition of Photo Therapeutics Limited and Photo Therapeutics, Inc. by PhotoMedex (the “Proposed Acquisition”), and the proposed investment by Perseus, L.L.C. in PhotoMedex (the “Proposed Financing”).

The following risks and factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risk that the Proposed Acquisition and the Proposed Financing will not be consummated or will not be consummated during the fourth quarter of 2008; risk that Photo Therapeutics’ business may not be integrated successfully with that of PhotoMedex; that there will be substantial costs related to the Proposed Acquisition and the Proposed Financing; risk of subsequent default and forced repayment under the convertible notes to be issued in the Proposed Financing if any breach occurs related to these convertible notes; failure to receive the stockholder approvals described above related to the Proposed Acquisition and the Proposed Financing; risks relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on strategic partners, ability to obtain financing, competitive products and other risks identified in PhotoMedex’s filings with the SEC. PhotoMedex is under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with seeking stockholder approval of the Proposed Financing, PhotoMedex intends to file proxy materials and other relevant documents with the Securities and Exchange Commission (the “SEC”). PhotoMedex’s stockholders are urged to read the proxy statement (and any other relevant documents filed) with the SEC when they become available, because they will contain important information about the Proposed Financing. PhotoMedex will mail the definitive proxy statement to its stockholders, who may also obtain free copies of the final proxy statement, as well as PhotoMedex’s other filings, without charge, at the SEC’s Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from the Company by directing a request to: 147 Keystone Drive, Montgomeryville, Pennsylvania, 18936, Attention: General Counsel.

The Company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in respect of the Proposed Financing. Information regarding PhotoMedex’s directors and executive officers is available in the Company’s 2007 Annual Report on Form 10-K, filed with the SEC on March 17, 2008, as amended by the Company’s annual report on Form 10-K/A as filed with the SEC on May 8, 2008. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

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